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                                                                  EXHIBIT 3.1(c)


                          CERTIFICATE OF DESIGNATION

                                      of

                     SERIES A CONVERTIBLE PREFERRED STOCK

                                      of

                                TELEMONDE, INC.


            Pursuant to Section 151 of the General Corporation Law
                           of the State of Delaware


            TELEMONDE, INC., a Delaware corporation (the "Corporation"), certifies that pursuant to the authority contained in its Certificate of Incorporation, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, its Board of Directors (the "Board of Directors") has adopted the following resolution creating a series of its Preferred Stock, $.01 par value per share designated as Series A Convertible Preferred Stock:

            RESOLVED, that a series of the Corporation's authorized preferred stock, $.01 par value per share, hereby is authorized and created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

Section 1.  Designation and Amount.
            -----------------------

            The shares of such series shall be designated as the "Series A Convertible Preferred Stock" (the "Series A Preferred Stock") and the number of shares initially constituting such series shall be 5,000,000, which number may be decreased (but not increased) by the Board of Directors without a vote of stockholders; provided, however, that such number may not be decreased below the
              --------  -------
number of then-outstanding shares of Series A Preferred Stock.

Section 2.  Voting Rights.
            --------------

            Each holder of shares of the Series A Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series A Preferred Stock could be converted in accordance with Section 6 and shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise expressly provided herein or as required by law, voting together with the Common Stock as a single class) and shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which

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shares of Series A Preferred Stock and held by each holder could be converted)
shall be rounded to the nearest whole number (with one-half being rounded upward).

Section 3.  Certain Restrictions.
            ---------------------

            So long as any share or shares of Series A Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of holders of at least 66 2/3% of the shares of Series A Preferred Stock at the time outstanding, take any of the following actions:

            (a) create or authorize any class or series of capital stock ranking prior to the Series A Preferred Stock with respect of the payment of dividends or the distribution of assets upon a Liquidation, or create or authorize any rights, options or warrants exercisable for, or securities convertible into or exchangeable for, shares of any such class or series of capital stock;

            (b) amend the Corporation's Certificate of Incorporation or Bylaws or this Certificate of Designation if such amendment would materially and adversely affect the Series A Preferred Stock or increase the authorized number of shares of Series A Preferred Stock; or

            (c) merge or consolidate the Corporation with or into any other Person if the effect of such merger or consolidation would be to alter or affect adversely any rights, preferences or powers of the holders of Preferred Stock.

Section 4.  Dividends and Distributions.
            ----------------------------

            When, as and if declared by the Board of Directors of the Corporation out of funds of the Corporation legally available for the payment of dividends to holders of shares of Common Stock (as that term is defined in Section 7) or any other series or class of Junior Stock (as that term is defined in Section 7), the holders of shares of Series A Preferred Stock will fully participate in such dividends:

            (a) in the case of dividends declared in respect of Common Stock, on the basis of the number of shares of Common Stock that they then would have the right to acquire upon conversion of the shares of the Series A Preferred Stock then held by such holder in accordance with Section 6;

            (b) in the case of dividends declared in respect of Junior Stock other than Common Stock, on a common-share equivalent basis, calculated by (i) converting the dividend paid or to be paid on each share of such Junior Stock into a number equal to that portion of the dividend attributable to a share of Common Stock, assuming conversion of such share of Junior Stock into that number of shares of Common Stock that the holder of such share of Junior Stock would have the right to acquire upon conversion of such share of Junior Stock, and
(ii) multiplying the result of the calculation set forth in (i) above by the number of shares of Common Stock that the holders of shares of Series A Preferred Stock then would have the right to acquire upon conversion of the shares of the Series A Preferred Stock then held by such holder in accordance with Section 6.

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Section 5.  Liquidation, Dissolution or Winding Up.
            ---------------------------------------

            (a) Preference. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary:

                 (i) The holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock or any other Junior Stock by reason of their ownership thereof, an amount per share equal to the "Liquidation Preference" set forth in (b) or (c) below (as adjusted for any stock dividends, combinations or splits with respect to such shares). If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock and any other classes or series of preferred stock ranking as to assets pari passu thereto shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock and such other classes or series of preferred stock ranking as to assets pari passu thereto in proportion to the preferential amount each such holder is otherwise entitled to receive.

                 (ii) After the payment of all amounts required to be paid to the holders of the Series A Preferred Stock and any other classes or series of preferred stock ranking as to assets pari passu thereto pursuant to (i) above and then all amounts required to be paid to the holders of shares of Junior Stock other than Common Stock then outstanding, the holders of shares of Common Stock then outstanding shall share ratably in the distribution of the remaining assets and funds of the Corporation legally available for distribution in proportion to the number of shares of Common Stock then held by them until proceeds have been distributed to such holders in an amount per share equal to
(A) the amount per share of Series A Preferred Stock distributed to the holders of the Series A Preferred Stock pursuant to (i) above, divided by (B) the number of shares of Common Stock into which each share of Series A Preferred Stock then is convertible. For the purposes of this (ii), holders of shares of Junior Stock that are convertible into Common Stock shall be treated as if such holders had converted such shares of Junior Stock to Common Stock immediately prior to such event.

                 (iii) After payment to the holders of shares of Common Stock then outstanding and the holders of shares of Junior Stock other than Common Stock then outstanding of all amounts to be paid to them pursuant to (ii) above, the entire remaining assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Common Stock and the Series A Preferred Stock in proportion to the number of shares of Common Stock then held by them and the shares of Common Stock which they then would have the right to acquire upon conversion of the shares of the Series A Preferred Stock then held by the holders thereof in accordance with Section 6.

            (b) Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, the "Liquidation Preference" shall be $0.805 (as adjusted for any stock dividends, combinations or splits with respect to such shares in the same manner as the Conversion Price is adjusted pursuant to Section 6(e)).

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            (c)  Reorganization. For purposes of this Section 5, any
Reorganization shall entitle the holders of Series A Preferred Stock to receive at the closing thereof in cash, securities or other property (valued as provided in (d) below) the greater of (x) the amounts specified in (a) above or (y) the cash, securities or other property paid by any acquiring person or entity in connection such Reorganization, distributed among the holders of the Common Stock and the Series A Preferred Stock in proportion to the number of shares of Common Stock then held by them and the shares of Common Stock which they then would have the right to acquire upon conversion of the shares of the Series A Preferred Stock then held by the holders thereof in accordance with Section 6. A "Reorganization" shall occur if the Corporation effects:

                 (i) any corporate transaction or a series of related corporate transactions (including, without limitation, any reorganization, merger or consolidation) which will result in the Corporation's stockholders immediately prior to such transaction not holding (by virtue of such shares or securities issued solely with respect thereto) at least 50% of the voting securities of the surviving or continuing entity or of a parent party of such surviving or continuing entity; or

                 (ii) a sale of all of substantially all of the assets of the Corporation, unless the Corporation's stockholders immediately prior to such sale will, as a result of such sale, hold (by virtue of securities issued as consideration for the Corporation's sale) at least 50% of the voting securities of the purchasing entity or of a parent party of such purchasing entity; or

                 (iii) a sale to any "person" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934) in any transaction or a series of related transactions in any 180 day period by the Corporation's stockholders of outstanding voting securities comprising at least 50% of the voting securities immediately following consummation of such sale or series of related sales.

            (d) Value of Assets Other than Cash. Whenever the distribution provided for in this Section 5 shall be payable in securities or property other than cash, the value of such distribution shall be the fair market value of such securities or other property as determined in good faith by the Corporation's Board of Directors.

Section 6.  Conversion.
            -----------

            (a) Convertibility. Subject to the second sentence of this (a), at any time after issuance, each share of the Series A Preferred Stock may be converted, at the option of the holder thereof, into that number of the fully paid and nonassessable shares of Common Stock determined in accordance with the provisions of (d) and (e) below. Notwithstanding the foregoing sentence of this
(a), no shares of the Series A Preferred Stock may be converted prior to the earliest to occur of (i) May 30, 2001, (ii) the first annual meeting of the Corporation's shareholders held after the filing of this Certificate of Designation, and (iii) the commencement of any tender offer, or any other offer made to two or more of the Corporation's stockholders, to purchase an aggregate of 5.00% or more of the Corporation's issued and outstanding shares of stock.

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            (b)  Mandatory Conversion. At any time after issuance, each share of the Series A Preferred Stock shall be converted, at the written request of the holders of a number of shares of Series A Preferred Stock equal to at least
66 2/3% of the number of shares of Series A Preferred Stock then outstanding and without further action by the Corporation or the holder of such share, into that number of the fully paid and nonassessable shares of Common Stock determined in accordance with the provisions of (d) and (e) below.

            (c)  Mechanics of Conversion.

                 (i) A holder of shares of Series A Preferred Stock may elect to convert shares of the Series A Preferred Stock into shares of Common Stock by surrendering the certificate or certificates therefor, duly endorsed, at the office of the Corporation, together with written notice (the "Conversion Notice") to the Corporation stating that it elects to convert the same and setting forth the number of shares of Series A Preferred Stock being converted and the name or names in which the holder wishes the certificate or certificates for Common Stock to be issued.

                 (ii) If the conversion is being effected as a result of the receipt by the Corporation of the written request of the holders of at least 66 2/3% of the Series A Preferred Stock then outstanding (which shall occur automatically and without further action on the part of such holders), each holder thereof shall promptly surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or to the transfer agent for the Series A Preferred Stock or the Common Stock (or submit an affidavit and indemnity acceptable to the Corporation if such certificate or certificates have been lost).

                 (iii) As soon as practicable after the surrender of the certificate or certificates evidencing shares of Series A Preferred Stock for conversion at the office of the Corporation or the transfer agent for the Series A Preferred Stock or the Common Stock, the Corporation shall issue to each holder of such shares a certificate or certificates evidencing the number of shares of Common Stock (and any other securities and property) to which such holder shall be entitled and, in the event that only a part of the shares evidenced by such certificate or certificates are converted, a certificate evidencing the number of shares of Series A Preferred Stock which are not converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted or, if the conversion is being effected as a result of the receipt by the Corporation of the written request of the holders of 66 2/3% of the Series A Preferred Stock then outstanding, such conversion shall occur on the date of receipt by the Corporation of such notice, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock at such date and shall, with respect to such shares, thereafter have only those rights of a holder of Common Stock of the Corporation.

                 (iv) The Corporation shall pay all taxes and other governmental charges (other than any income or other taxes imposed upon the profits realized by the recipient) that may be imposed in respect of the issue or delivery of shares of Common Stock or other securities or property upon conversion of shares of Series A Preferred Stock, including without limitation, any tax or other charge (other than any transfer tax) imposed in connection with the

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issue and delivery of shares of Common Stock or other securities at the time of such conversion in a name other than that in which the shares of Series A Preferred Stock so converted were registered.

                 (v) All certificates representing Series A Preferred Stock surrendered for conversion or redemption shall be appropriately canceled on the books of the Corporation, and the shares so converted represented by such certificates shall be restored to the status of authorized but unissued shares of undesignated preferred stock of the Corporation, but may not be reissued as part of the Series A Preferred Stock.

            (d) Conversion Price. Each share of Series A Preferred Stock shall be convertible into that number of shares of Common Stock which results from dividing the Conversion Price (as hereinafter defined) per share in effect at the time into $0.805. The conversion price per share for the Series A Preferred Stock initially shall be $0.175 (the "Conversion Price,") and shall be subject to adjustment from time to time as provided herein.

            (e) Adjustments to Conversion Prices for Certain Recapitalizations Stock-Splits and Dividends.

                 (i) If the outstanding shares of Common Stock of the Corporation shall be subdivided into a greater number of shares, or a dividend in Common Stock or other securities of the Corporation convertible into or exchangeable for Common Stock (in which latter event the number of shares of Common Stock issuable upon the conversion or exchange of such securities shall be deemed to have been distributed) shall be paid in respect of the Common Stock of the Corporation, the Conversion Price in effect immediately prior to such subdivision or at the record date of such dividend shall, simultaneously with the effectiveness of such subdivision or immediately after the record date of such dividend, be proportionately reduced, and conversely, if the outstanding shares of Common Stock of the Corporation shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall, simultaneously with the effectiveness of such combination, be proportionately increased. Any adjustment to the Conversion Price under this
(e)(i) shall become effective at the close of business on the date the subdivision or combination referred to herein becomes effective.

                 (ii) If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision or combination provided for in (i) above) or a merger, consolidation or reorganization of the Corporation, a provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive, upon conversion of the Series A Preferred Stock, the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of that number of shares of Common Stock, deliverable upon conversion of the Series A Preferred Stock, as applicable, immediately prior to such transaction, would have been entitled in connection with such transaction. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 6 with respect to the rights of the holders of the Series A Preferred Stock, as applicable, after the transaction, to the end that the provisions of this
Section 6 (including adjustment of the Conversion Prices then in effect and the number of shares issuable upon conversion of the Series A Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

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            (f)  Notice of Adjustments. In each case of an adjustment or readjustment of the Conversion Prices or the number of shares of Common Stock or other securities issuable upon conversion of the Series A Preferred Stock, if the change is greater than 1% from the previous price or number, the Corporation, or independent public accountants selected by the Corporation, shall compute such adjustment or readjustment in accordance with this Certificate and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first-class mail, postage prepaid, to each registered holder of the Series A Preferred Stock at the holder's address as shown on the Corporation's stock transfer books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the appropriate Conversion Price then in effect, and (ii) the type and amount, if any, of other property which at the time would be received upon conversion of the Series A Preferred Stock.

Section 7.  Definitions.
            ------------

            For the purposes of the Certificate of Designation of Cumulative Series A Preferred Stock which embodies this resolution:

            "Common Stock" means the Corporation's common stock, $.001 par value.

            "Junior Stock" means any stock of the Corporation ranking junior to the Series A Preferred Stock with respect to the payment of dividends and the distribution of assets, whether upon liquidation or otherwise.

            "Liquidation" means any liquidation, dissolution or winding up of the affairs of the Corporation; provided, however, that a merger or consolidation of the Corporation into or with another corporation or a sale or conveyance of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution of assets to its stockholders) shall not be deemed to constitute a liquidation, dissolution or winding up of the affairs of the Corporation for purposes of this definition.

            "Person" shall mean any person or entity of any nature whatsoever, specifically including an individual, a firm, a company, a corporation, a partnership, a trust or other entity. A Person, together with such Person's Affiliates and Associates (as those terms are defined in Rule 12b-2 under the Exchange Act), and any Persons acting as a partnership, limited partnership, joint venture, association, syndicate or other group (whether or not formally organized), or otherwise acting jointly or in concert or in a coordinated or consciously parallel manner (whether or not pursuant to any express agreement), for the purpose of acquiring, holding, voting or disposing of securities of the Corporation with such Person, shall be deemed a single "Person".

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          IN WITNESS WHEREOF, the Corporation has caused this Certificate of
Designation of Series A Convertible Series A Preferred Stock to be duly executed by its President and attested to by its Secretary and has caused its corporate seal to be affixed hereto, this 14th day of December, 2000.

                                             TELEMONDE, INC.


                                             By:   /s/ Adam N. Bishop
                                                   ---------------------------

                                             Its:  President
                                                   ---------------------------


ATTEST:


By:   /s/ Gottfried Graf von Bismarck
      ------------------------------------

Its:  Secretary
      ------------------------------------

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